Exhibit 19.1
FOSSIL GROUP, INC.
INSIDER TRADING POLICY
Introduction

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the securities of Fossil Group, Inc. (the “Company”), is prohibited by the federal securities laws.  Insider trading violations are pursued vigorously by the Financial Industry Regulatory Authority, the Securities and Exchange Commission (the “SEC”), the U.S. Attorney’s Office and state enforcement authorities and are punished severely.  While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. Violations of the insider trading laws may result in the employee having to pay civil fines of up to three times the profit gained or loss avoided by such trading, as well as criminal fines. The employee also may have to serve a jail sentence. In addition, the Company could be subject to civil and/or criminal fines.
The Company’s Board of Directors has adopted this Insider Trading Policy (the “Policy”) both to satisfy the Company’s obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws.  The Policy also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called insiders).
 Company-Imposed Sanctions.  An employee’s failure to comply with the Policy may subject the employee to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law.  Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

Persons Subject to the Policy
This Policy applies to all officers, directors and employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities, including trusts, controlled by a person covered by this Policy, as described below.
Transactions Subject to the Policy
This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) notes, preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company Securities. This policy further applies to charitable donations of Company Securities.
Statement of Policy
It is the policy of the Company that no director, officer or other employee of the Company or its subsidiaries (or any other person designated as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, (b) recommend the purchase or sale of any Company Securities, or (c) pass that information on to persons within the Company whose jobs do not require them to have that information, or to persons outside the Company, including family, friends and business associates.  In addition, it is the policy of the Company that no director, officer or other employee of the Company or its subsidiaries (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a competitor or a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.
No "Tipping"
No “Tipping”

Employees may not convey (whether through traditional forms of communication or social media or otherwise) material nonpublic information about a company to others or suggest that anyone purchase or sell any company's securities while aware of material nonpublic information about that company. This practice, known as "tipping," also violates the securities laws and can result in the same civil and criminal penalties that apply if an employee engages in insider trading directly, even if the employee does not receive any money or derive any benefit from trades made by persons to whom the employee passed material nonpublic information. This policy against "tipping" applies to information about the Company and its securities, as well as to information about other companies. This Policy does not restrict legitimate business communications to Company personnel who require the information in order to perform their business duties. Material nonpublic information, however, should not be disclosed to persons outside the Company unless the employee disclosing the information is specifically authorized to disclose such information and the person who is to receive the information has agreed, in writing, if appropriate, to keep the information confidential.
Disclosure of Information to Others. The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material nonpublic information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose material nonpublic information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You also may not discuss material nonpublic information about the Company or its business in an internet “chat room” or similar internet-based forum.
Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:
●Projections of future earnings or losses, or other earnings guidance;
●Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
●Earnings that are inconsistent with the consensus expectations of the investment community;
●A pending or proposed merger, acquisition or tender offer;
●A pending or proposed acquisition or disposition of a significant asset;
●A pending or proposed joint venture;
●A change in dividend policies or amounts, the declaration of a stock split, or an offering of additional securities;
●Bank borrowings or other financing transactions out of the ordinary course;
●The establishment of a new repurchase program for Company Securities;
●A change in executive management;
●A change in auditors or notification that the auditor’s reports may no longer be relied upon;
●Potential or imminent changes in the Company’s credit rating by a rating agency;
●Any Analyst upgrades or downgrades of Company Securities;
●Significant changes in accounting treatment, write-offs, or effective tax rate;
●Any potential proxy contests;
●Significant discoveries, changes, or developments of a new product or process;
●Significant discoveries, changes, or developments in supplies or inventory, including but not limited to product recalls, defects, or returns;
●Significant changes in market strategies, market share, sales volume, or production scheduling;
●Significant pricing changes or strategies;
●Denials or approvals of requests for regulatory approval by government agencies regulating those including, but not limited to, products, patents, copyrights, or trademarks.
●Actual or threatened major litigation, or the resolution of such litigation;
●Significant labor negotiations or disputes, including but not limited to potential strikes;
●Impending bankruptcy or the existence of severe liquidity problems;
●The gain or loss of a significant customer, contract, finance source, or supplier; or
●A data breach or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure (“Cybersecurity Incident”) or risk thereof.
Cybersecurity Incident. The Company may restrict insider trading of Company Securities during the period in which the Company investigates the underlying facts and assesses the materiality of Cybersecurity Incidents and prior to public disclosure of such incidents.
Twenty-Twenty Hindsight. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

When Information is “Public”. If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers or institutional investors. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the information is released. If, for example, the Company were to make an announcement before the securities markets opened on a Tuesday, you should not trade in Company Securities until Thursday. If an announcement were made before the securities markets opened on a Friday, Tuesday generally would be the first eligible trading day.
Transactions by Family Members. This Policy also applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws, including adoptive relationships), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company Securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities. You should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of family members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your family members.
    Transactions by Entities that You Influence or Control. This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Transactions Under Company Plans
Stock Option Exercises. The Policy does not apply to a “buy and hold” exercise of an employee stock option, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. Any “stock swap” transaction, where an employee proposes to tender Company stock as payment of all or a portion of the exercise price, must be approved in advance by the Company’s Chief Legal Officer (or in his or her absence, the Company’s Corporate Counsel responsible for corporate/securities matters.)
Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. This Policy does apply, however, to any market sale of restricted stock.

401(k) Plan. The Policy does not apply to purchases of Company stock in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (d) your election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
Additional Prohibit Transactions
The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in short-term or speculative transactions in Company Securities. It therefore is the Company’s policy that directors, officers and other employees may not engage in any of the following transactions:

 Short Sales. Short sales of Company Securities may evidence an expectation on the part of the seller that the securities will decline in value, and therefore may signal to the market that the seller lacks confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.
Publicly-Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore may create the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)
Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors and employees are prohibited from engaging in any such transactions.
Pledging. Pledging of Company Securities may result in unplanned and unapproved sales. Therefore, directors and executive officers may not pledge, hypothecate, or otherwise encumber Company Securities as collateral for indebtedness. This prohibition includes, but is not limited to, holding such securities in a margin account.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 plans) create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined in this Policy.
Post-Termination Transactions
The Policy continues to apply to your transactions in Company Securities even after you have terminated employment. If you are in possession of material nonpublic information when your employment terminates, you may not trade in Company Securities until that information has become public or is no longer material.
Company Assistance
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Company’s Chief Legal Officer. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual employee. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or Controlled Entity whose transactions are subject to this Policy also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Company’s Chief Legal Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

FOSSIL GROUP, INC.
ADDENDUM TO INSIDER TRADING POLICY FOR DIRECTORS, EXECUTIVE OFFICERS AND DESIGNATED EMPLOYEES

Introduction

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, the Company’s Board of Directors has adopted this Addendum to Insider Trading Policy (the “Addendum”). This Addendum applies to directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (“executive officers”) and certain designated employees of the Company and its subsidiaries (collectively, “covered persons”) who have access to material nonpublic information about the Company. This Addendum is in addition to and supplements the Policy.

Pre-clearance procedures

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, covered persons, together with their family members1, may not engage in any transaction involving the Company’s securities (including a stock plan transaction such as an option exercise, gift, loan, contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the Chief Legal Officer. A request for pre-clearance should be submitted to the Chief Legal Officer at least two days in advance of the proposed transaction.  The Chief Legal Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction.  In the Chief Legal Officer’s absence, such pre-clearance must be obtained from the Chief Financial Officer or Assistant General Counsel. The Chief Legal Officer must obtain pre-clearance for any such transactions from the Chief Financial Officer. Pre-cleared transactions must be effected within five business days of receipt of pre-clearance unless an exception is granted. Transactions not effected within the time limit must be resubmitted for pre-clearance.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Chief Legal Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

Rule 10b5-1(c) Trading Plans

In light of the restrictions on trading Company securities, as discussed in the Insider Trading Policy and this Addendum, the Company permits covered persons to enter into a pre-arranged Rule 10b5-1(c) trading plan, provided such plan complies with Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the Company's policy with respect to such plans, as detailed below.

Rule 10b5-1(c) under the 1934 Act provides for an affirmative defense against insider trading liability if trades occur pursuant to a pre-arranged "trading plan" that meets specified conditions.
1 A covered person is presumed to have a pecuniary interest in securities held by members of his/her immediate family sharing the same household. Rule 16a-1(e) defines the term “immediate family” broadly to include “any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.”

Under this rule, if a covered person enters into a binding contract, instruction or written plan that specifies the amount, price and date on which securities are to be purchased or sold, and these arrangements are established at a time when the covered person is not aware of material nonpublic information, that covered person may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when that covered person is aware of material nonpublic information. Arrangements under this rule may specify the number of securities to be bought or sold, along with the price and the date, or provide a written formula for determining this information. Alternatively, a trading plan can delegate investment discretion to an independent third party, such as a broker, who then makes trading decisions without further input from the person implementing the plan. Trading plans can be established for a single trade or series of trades.

It is important that covered persons properly document the details of a trading plan. Note that, in addition to the requirements described above, there are a number of additional procedural conditions to Rule 10b5-1(c) that must be satisfied before a covered person can rely on a trading plan as an affirmative defense against an insider trading charge. These requirements include:

•directors and officers must represent that at the time of adoption or modification of the trading plan that they are not aware of material non-public information,

•directors and officers must represent that they are adopting the trading plan in good faith and not as part of a plan to evade the prohibitions of Rule 10b-5,

•that the covered person does not modify their trading instructions while they are aware of material nonpublic information and

•that covered persons not enter into or alter a corresponding or hedging transaction or position.

Because this rule is complex, the Company recommends that covered persons work with a broker and be sure they fully understand the limitations and conditions of the rule before establishing a trading plan. Under SEC rules, the use of a Rule 10b5-1(c) trading plan by directors and officers of the Company will be publicly disclosed in the Company’s SEC filings.

All Rule 10b5-1(c) trading plans must be approved in advance by the Chief Legal Officer prior to implementing any such plan. In order to receive approval, a proposed Rule 10b51(c) trading plan must include a cooling-off period from the effective date of the plan before trades may commence under the plan. For directors and officers of the Company, the cooling-off period must be the later of: (1) 90 days following adoption or modification of the trading plan or (2) two business days following the filing of the Form 10-Q or Form 10-K covering the fiscal quarter in which the trading plan was adopted or modified (but not to exceed 120 days following the adoption or modification of the trading plan) before any trading can commence under the trading plan. Employees other than directors or officers must use a cooling-off period of at least 30 days. In addition, all amendments, modifications and terminations of an existing Rule 10b5-1(c) trading plan must be reviewed and approved in advance by the Chief Legal Officer.

Blackout Periods
     Quarterly Blackout Periods.  The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, you can anticipate that, to avoid even the appearance of trading while aware of material nonpublic information, persons who are or may be expected to be aware of the

Company’s quarterly financial results generally will not be pre-cleared to trade in the Company’s securities during the period beginning on the day that is two weeks prior to the last day of the Company’s fiscal quarter and ending after the second full business day following the Company’s issuance of its quarterly earnings release.  Persons subject to these quarterly blackout periods include all directors and executive officers and all other persons who are informed by the Chief Legal Officer that they are subject to the quarterly blackout periods.

The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information.  You should anticipate that trades are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.
     Event-specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, executives or select employees.  So long as the event remains material and nonpublic, directors, executive officers, and such other persons as are designated by the Chief Legal Officer may not trade in the Company’s securities.  The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Chief Legal Officer will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.  The failure of the Chief Legal Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Post-Termination Transactions

This Policy will continue to apply to transactions in Company securities after an employee’s employment or service with the Company has terminated in accordance with the following:

•If an employee is aware of material nonpublic information at the time of termination, that employee may not trade in the Company’s securities until that information has been publicly disclosed or is no longer material.

•If an employee is subject to a special blackout period at the time of termination, that employee may not trade in the Company’s securities until that blackout period is lifted or the Chief Legal Officer notifies that employee that the employee is permitted to trade (subject to the employee not having any other material nonpublic information at the time of the lifting of the blackout period).

•If an employee is subject to the trading window pursuant to the supplement to this Policy and the window is closed at the time of termination, that employee may not trade in the Company’s securities until the next open window period opens (subject to that employee not having any material nonpublic information at the time of the opening of the window period).

•If an employee is designated as a Section 16 officer at the time of termination, that employee will continue to be subject to this Policy for six months from the date of termination in addition to being subject to each of the bullets above.

Company Assistance

Any person who has a question about this Addendum or its application to any proposed transaction may obtain additional guidance from the Chief Legal Officer.